Pursuant to Rule 424(b)(3)
Registration No. 333-111679

SUPPLEMENT TO PROSPECTUS

DATED JANUARY 29, 2004

PSYCHIATRIC SOLUTIONS, INC.

4,932,932 Shares

Common Stock

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     The prospectus, dated January 29, 2004 (the “Prospectus”), to which this supplement, dated July 2, 2004, is attached (the “Supplement”), relates to the resale by the holders thereof of up to an aggregate of 4,891,502 shares of common stock, $.01 par value per share (“Common Stock”), of Psychiatric Solutions, Inc. (the “Company”) that are issuable upon the conversion of the Company’s series A convertible preferred stock and 41,430 shares of Common Stock that are held by certain of the selling stockholders. This Supplement, together with the Prospectus, is to be used by certain holders of Common Stock or by their transferees, pledgees, donees or their successors in connection with the offer and sale of Common Stock. You should read this Supplement in conjunction with the Prospectus. This Supplement is qualified by reference to the Prospectus except to the extent that the information in this Supplement supersedes the information contained in the Prospectus.

     The table appearing under the heading “Selling Stockholders” in the Prospectus is hereby amended and superseded in part by the information appearing in the table below.

Percentage of
Common Stock
	Number of Shares of	Number of Shares of	Beneficially
	Common Stock	Common Stock That	Owned Assuming
Name of Selling	Beneficially	May Be Sold	Completion of This
Stockholder	Owned	Pursuant Hereto	Offering
Ranson & Norma Webster**
The Community Foundation of Western Nevada	1,205	1,205	*

*	Indicates beneficial ownership of less than 1.0% of the Company’s outstanding common stock.

**	On June 24, 2004, Ranson & Norma Webster donated their shares of the Company’s common stock to The Community Foundation of Western Nevada.

Investing in our Common Stock involves a high degree of risk.

See “Risk Factors” beginning on page 33 of the Company’s Annual Report on Form 10-K for the year ended December 31, 2003.

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Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the Prospectus or this Supplement. Any representation to the contrary is a criminal offense.

The date of this Supplement is July 2, 2004